Exhibit 3

Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners, L.P.
300 Crescent Court
Suite 1111
Dallas, TX 75201

VIA FACSIMILE AND UNITED STATES MAIL

June 1, 2011

Attn: Scarlett May, Vice President, General Counsel and Secretary
Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, TN 37801
Facsimile: (865) 379-6826

Notice to the Corporate Secretary

Becker Drapkin Partners (QP), L.P., a Texas limited partnership (“Becker Drapkin QP”), and Becker Drapkin Partners, L.P., a Texas limited partnership (“Becker Drapkin, L.P.” and with Becker Drapkin QP, the “Record Holders”), hereby notify you, pursuant to Section (a)(4) of Article VII of the Articles of Incorporation (the “Articles”) of Ruby Tuesday, Inc., a Georgia corporation (the “Company”), that they intend to nominate three (3) persons for election to the Board of Directors of the Company (the “Board”) at the 2011 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the exhibits and annexes attached hereto, is referred to herein as this “Notice”.  The persons the Record Holders intend to nominate for election to the Board at the Annual Meeting are Steven R. Becker, Michael Brodsky and Matthew A. Drapkin (each a “Nominee” and collectively, the “Nominees”).  The Record Holders believe that the Board has fixed the number of directors at eight (8), with three (3) directors constituting a class with a term ending at the Annual Meeting.  To the extent that the Company might purport to increase the size of the Board beyond eight (8) directors and/or the number of directors belonging to the class with a term ending at the Annual Meeting beyond three (3) directors, the Record Holders reserve the right to nominate additional nominees for election to the Board at the Annual Meeting.  Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board and/or the number of directors belonging to the class with a term ending at the Annual Meeting was valid under the circumstances.

Pursuant to Section (a)(4) of Article VII of the Articles, the undersigned hereby set forth the following:

1.
The business address of the Record Holders, as we believe it appears on the Company’s books, is 300 Crescent Court, Suite 1111, Dallas, TX 75201.  The business address of Mr. Becker and Mr. Drapkin is 300 Crescent Court, Suite 1111, Dallas, TX 75201.  The business address of Mr. Brodsky is 1740 N St. NW, Washington, DC 20036.

2.
Becker Drapkin QP represents that it is the holder of record of 850 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) which are entitled to vote at the Annual Meeting.  Becker Drapkin, L.P. represents that it is the holder of record of 150 shares of Common Stock which are entitled to vote at the Annual Meeting.  The Record Holders represent that they intend to appear in person or by proxy at the Annual Meeting to nominate the Nominees.

3.
Mr. Becker and Mr. Drapkin are the Co-Managing Members of BC Advisors, LLC (“BC Advisors”), which is the general partner of Becker Drapkin Management, L.P. (“BD Management”).  BD Management is the investment manager for and general partner of the Record Holders.  Mr. Becker and Mr. Drapkin are parties to that certain Group Agreement dated May 13, 2011, by and among the Record Holders, BD Management, BC Advisors, Double Black Diamond Offshore Ltd. (“Double Black Diamond”), Black Diamond Offshore Ltd. (“Black Diamond”), Carlson Capital, L.P. (“Carlson Capital”), Asgard Investment Corp. (“Asgard”) and Clint D. Carlson (“Carlson” and collectively with such other parties thereto, the “Group Members”) and attached as Annex A hereto (the “Group Agreement”).  Pursuant to the Group Agreement, the Group Members have agreed that the Group Members will coordinate their actions with respect to certain discussions with the Company, including discussions related to this Notice.  Other than the foregoing and as described in this Notice, there are no arrangements or understandings between the Record Holders and any of the Nominees and any other person pursuant to which the nomination of the Nominees is to be made by the Record Holders.

4.	Information regarding each Nominee required to be disclosed pursuant to Section (a)(4)(D) of Article VII of the Articles is set forth in Exhibit A and Exhibit B hereto.

5.	Annex B hereto sets forth each Nominee’s written consent to serve as a director of the Company if so elected.

In addition to the foregoing, the undersigned sets forth the following information described in Section II.9(e) of the Bylaws, as amended, of the Company (the “Bylaws”), without prejudice to the issue of whether any such information is required to be disclosed to properly nominate the Nominees:

1.
The Record Holders intend to nominate the Nominees for election at the Annual Meeting because the Record Holders believe the Nominees have the qualifications and experience required to be successful members of the Board.

2.
Becker Drapkin QP directly beneficially owns and has the power to vote or to direct the vote of 174,485 shares of Common Stock and 1,743 call options, exercisable for 174,300 shares of Common Stock.  Becker Drapkin, L.P. directly beneficially owns and has the power to vote or to direct the vote of 30,315 shares of Common Stock and 257 call options, exercisable for 25,700 shares of Common Stock.  Such shares and call options directly beneficially owned by Becker Drapkin QP or Becker Drapkin, L.P. are referred to as the “Record Holders Shares”.  BD Partners III, L.P. (“BD Partners III”), of which BD Management is also the investment manager and general partner, directly beneficially owns and has the power to vote or to direct the vote of 35,600 shares of Common Stock, and BD Management, through a separate managed account on behalf of an investment advisory client (the “Managed Account”), beneficially owns and has the power to vote or to direct the vote of 337,700 shares of Common Stock; however, the Record Holders disclaim beneficial ownership of any shares of Common Stock beneficially owned by BD Partners III or BD Management.  Pursuant to the Group Agreement, the Group Members may be deemed to be a “group” pursuant to Rule 13d−5(b)(1) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and the Record Holders may be deemed to beneficially own 2,645,900 shares of Common Stock and 2,000 call options exercisable for 200,000 shares of Common Stock beneficially owned by the Group Members (the “Group Shares”); however, the Record Holders disclaim beneficial ownership of the Group Shares (other than the Record Holders Shares).  Other than as disclosed in this Notice, the Record Holders do not hold any other securities or rights described under Section II.9(e)(iii) of the Bylaws.

3.
In any proxy statement filed by the Record Holders, the Record Holders, the Nominees, BD Partners III and the other Group Members along with their respective affiliates may be considered “Participants” under the Exchange Act and the rules related to proxy statements promulgated thereunder.

4.	Other than as disclosed in this Notice, the Participants do not have any financial or other material interest in the nomination or election of the Nominees to the Board.

5.
It is anticipated that certain regular employees of the applicable Participants would also participate in the solicitation of proxies in support of the Nominees. Such employees would receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies would be solicited by mail, courier services, Internet advertising, e-mail, telephone, facsimile or in person.  The Participants may retain the services of a professional services firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies.  The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed would be finalized only when such firm is selected and engaged.  It is anticipated that the costs related to this solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses would be borne by the Participants; however, the Participants may seek reimbursement from the Company for such expenses.

6.
The business addresses of the Record Holders and the Nominees are as set forth above.  The business address of BD Management, BD Partners III and BC Advisors is 300 Crescent Court, Suite 1111, Dallas, TX 75201.  The business addresses of Double Black Diamond, Black Diamond, Carlson Capital, Asgard and Carlson is 2100 McKinney Avenue, Dallas, TX 75201.

7.
The principal business of the Record Holders and BD Partners III (collectively, the “Becker Drapkin Funds”) is acquiring and holding securities for investment purposes.  The principal business of BD Management is acting as the general partner of, and investment manager for, the Becker Drapkin Funds and the Managed Account.  The principal business of BC Advisors is serving as the general partner of BD Management.  The principal business of Double Black Diamond and Black Diamond is acquiring and holding securities for investment purposes.  The principal business of Carlson Capital is serving as investment manager to Double Black Diamond and Black Diamond.  The principal business of Asgard is serving as the general partner of Carlson Capital.  The principal business of Carlson is serving as president of Asgard.  The principal business of each of the Nominees is disclosed in Exhibit B.

8.	None of the Participants have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

9.
BD Partners III directly beneficially owns and has the power to vote or to direct the vote of 35,600 shares of Common Stock.  BD Management beneficially owns and has the power to vote or to direct the vote of 337,700 shares of Common Stock held in the Managed Account.  Double Black Diamond directly beneficially owns and has the power to vote or to direct the vote of 1,954,076 shares of Common Stock.  Black Diamond directly beneficially owns and has the power to vote or to direct the vote of 113,724 shares of Common Stock.  Pursuant to the Group Agreement, each Group Member may be deemed to beneficially own the Group Shares; however, each Participant disclaims beneficial ownership of the Group Shares (other than those shares directly held by such Participant).

10.	Information with respect to the securities of the Company purchased or sold by the Participants within the past two years is set forth on Exhibit C hereto.

11.
The shares listed on Exhibit C were purchased by Double Black Diamond, Black Diamond and Carlson Capital, using borrowed funds pursuant to a margin account (the amount of indebtedness is $15,820,270 with respect to Double Black Diamond and $924,287 with respect to Black Diamond).  Other than such shares, no part of the purchase price or market value of any of the securities specified on Exhibit C hereto is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

12.
The Record Holders and the other Group Members have entered into the Group Agreement which provides that (i) the Group Members will coordinate their actions with respect to certain discussions with the Company, including discussions related to this Notice, (ii) the Group Members will generally consult with each other regarding all purchases and sales of securities of the Company and (iii) Carlson Capital will pay BD Management a performance-based fee.  Other than as described in this Notice, none of the Participants are, or were within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses, or the giving or withholding of proxies.

13.	None of the Participants’ associates own beneficially, directly or indirectly, any securities of the Company.

14.	The Participants do not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

15.
There is no transaction, or series of similar transactions, since June 2, 2010, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which the Participants or any associate of the Participants, or any member of the immediate family of the Participants or of any associate of the Participants, had, or will have, a direct or indirect material interest.

16.
Neither the Participants nor any associate of the Participants have any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

In addition to the foregoing, the undersigned sets forth the following information without prejudice to the issue of whether any such information is required to be disclosed to properly nominate the Nominees:

The Record Holders believe that (i) each Nominee meets the criteria that the Company’s Nominating and Governance Committee observes as guidelines in considering potential candidates, including that the nominees would be considered independent directors under the NYSE standard and the Company’s Categorical Standards for Director Independence; (ii) each Nominee is an individual of the highest character and integrity and has an inquiring mind, vision and the ability to work well with others; (iii) each Nominee is free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (iv) each Nominee possesses substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (v) each Nominee has sufficient time available to devote to the affairs of the Company in the performance of the duties of a director and (vi) each Nominee has the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

We trust that this Notice complies in all respects with the Articles, Bylaws and applicable law.  If the Company believes this Notice is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be promptly addressed.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Record Holders may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement nominee(s) selected by the Record Holders.

[Signature page follows.]

Sincerely,

Becker Drapkin Partners (QP), L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

Becker Drapkin Partners, L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

Annex A

Group Agreement

Execution Version

GROUP AGREEMENT

This Group Agreement is made as of May 13, 2011 (this “Agreement”), by and among (i) Becker Drapkin Management, L.P. (“BD Management”); Becker Drapkin Partners (QP), L.P.; Becker Drapkin Partners, L.P.; BC Advisors, LLC; Steven R. Becker; and Matthew A. Drapkin (together, the “BD Parties”), on the one hand, and (ii) Double Black Diamond Offshore Ltd.; Black Diamond Offshore Ltd.; Carlson Capital, L.P. (“Carlson Capital”); Asgard Investment Corp.; and Clint D. Carlson (together, the “Carlson Parties,” and collectively with the BD Parties, the “Group”), on the other.

WHEREAS, certain of the undersigned are stockholders, direct and/or beneficial, of stock of Ruby Tuesday, Inc., a Georgia corporation (the “Company”); and

WHEREAS, the members of the Group wish to enter into this Agreement pertaining to their investments in, and activities related to, the Company and its Securities (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.   (a) The BD Parties and the Carlson Parties agree to (i) coordinate their actions with respect to any discussions with the Company regarding the Company’s assets, business, capitalization, financial condition or operations and (ii) generally consult with each other regarding all purchases and sales of Securities of the Company by them or  their affiliates. “Securities” shall mean equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company.

(b) Furthermore, so long as this Agreement is in effect, (i) none of the parties shall acquire Securities of the Company if as a result the Group would be deemed to have beneficial ownership of 10% or more of any class of the outstanding equity of the Company without the prior agreement of BD Management, or its representatives, and Carlson Capital, or its representatives and (ii) each of the BD Parties and the Carlson Parties shall provide written notice to the other of (x) all of its purchases or sales of Securities of the Company; and (y) any Securities of the Company over which it acquires or disposes of beneficial ownership, no later than 24 hours after each such transaction.

2. Each of the BD Parties and the Carlson Parties shall pay its pro rata portion of all expenses, including legal expenses, incurred in connection with the Group’s activities based on its relative Security ownership, except that each party shall be subject to its own expenses for any regulatory filings (including without limitation any filing with the Securities and Exchange Commission required by Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) reporting ownership of Securities.

3. Each member of the Group agrees that any filing with the Securities and Exchange Commission (including without limitation any filing required by Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended), press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be jointly approved by the BD Parties and the Carlson Parties, as the case may be, which approval shall not be unreasonably withheld or delayed.

4. The relationship of the parties hereto shall be limited to carrying on the activities of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Except as otherwise expressly provided herein, nothing herein shall restrict any party’s right to purchase or sell Securities, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.  Each member of the Group retains sole discretion over acquisitions and dispositions of, and voting authority over, the Securities that such member of the Group holds or beneficially owns.

5. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

6. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.  If any provision of this Agreement would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent.  In the event of any dispute among the parties hereto arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

7. Any party hereto may terminate his/its obligations under this Agreement on 24 hours written notice to all other parties.  This Agreement will automatically terminate on the date that is 30 days after the date that no member of the Group owns any Securities of the Company.  Notwithstanding the foregoing, the obligations of the Carlson Parties under paragraph 8 shall survive termination pursuant to this paragraph 7.

8. Carlson Capital agrees to pay BD Management 10% of any realized gains on Securities directly held or beneficially owned by any Carlson Party or affiliate thereof and acquired prior to the termination of this Agreement (a) net of brokerage expenses and all expenses allocable to the Carlson Parties pursuant to this Agreement, or otherwise incurred by the Carlson Parties in connection with the Carlson Parties' investment in the Securities and (b) as adjusted positively or negatively for any realized gain or realized loss on any hedging arrangement relating to the Securities, provided that (x) in no event shall BD Management be required to make any payment to Carlson Capital pursuant to this paragraph 8 and (y) for purposes of this paragraph 8, the original purchase price for any Securities acquired by a Carlson Party or affiliate thereof prior to the date hereof shall be deemed to be the last reported sale price of such Security as of the date hereof reported by the principal exchange on which such Security is traded.  For the avoidance of doubt, dividends paid with respect to Securities are included in “realized gains” for purposes of this Agreement.  Carlson Capital shall timely provide BD Management an accounting of the required calculations under this paragraph 8 if so requested by BD Management.

9. Each of the parties hereto agrees that this Agreement shall be filed as an exhibit to a Schedule 13D filed by either Carlson Capital or BD Management.  Each of the parties hereto acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

10. This Agreement shall be binding upon any affiliated person of any of the parties hereto who becomes or may be deemed to have become the beneficial owner of any Securities, unless otherwise terminated by such affiliated person.  Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  No party hereto may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto. This Agreement supersedes any prior written agreements among the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Group Agreement to be executed as of the date first written above.

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

	By:	Asgard Investment Corp., its general partner

		By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

	By:	Asgard Investment Corp., its general partner

		By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

CARLSON CAPITAL, L.P.

By:	Asgard Investment Corp., its general partner

	By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

ASGARD INVESTMENT CORP.

By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

CLINT D. CARLSON

/s/ Clint D. Carlson

BECKER DRAPKIN MANAGEMENT, L.P.

By:	BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Co-managing Member

BECKER DRAPKIN PARTNERS (QP), L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Co-managing Member

BECKER DRAPKIN PARTNERS, L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Co-managing Member

BC ADVISORS, LLC

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Co-managing Member

STEVEN R. BECKER

/s/ Steven R. Becker

MATTHEW A. DRAPKIN

/s/ Matthew A. Drapkin

Annex B

Consent of the Nominees

I hereby agree to serve as a director of Ruby Tuesday, Inc. if elected.

Date: 6/1/2011	/s/ Steven R. Becker
Signature
Steven R. Becker
Please type or print your name

I hereby agree to serve as a director of Ruby Tuesday, Inc. if elected.

Date: 6/1/2011	/s/ Michael Brodsky
Signature
Michael Brodsky
Please type or print your name

I hereby agree to serve as a director of Ruby Tuesday, Inc. if elected.

Date: 6/1/2011	/s/ Matthew A. Drapkin
Signature
Matthew A. Drapkin
Please type or print your name

Exhibit A

Except as set forth in this Notice, to the knowledge of the Record Holders as of the date hereof:

1.
The Nominees are (i) Steven R. Becker, age 44, (ii) Michael Brodsky, age 43 and (iii) Matthew A. Drapkin, age 38.  Other than as described elsewhere in this Notice, no Nominee has any arrangement or understanding between him and any other person pursuant to which he was or is to be selected as a Nominee.

2.	There exist no family relationships between any Nominee and any director or executive officer of the Company or other Nominee.

3.
Each Nominee’s background, including his present principal occupation or employment, is set forth on Exhibit B.  None of the Nominees have held any occupation or employment with the Company or any corporation or organization that is or was a parent, subsidiary or other affiliate of the Company.  Each Nominee has the experience, qualifications, attributes and skills to serve as a successful director of the Company.

4.
Mr. Becker is currently a member of the board of directors of Hot Topic, Inc. and Strategic Diagnostics, Inc. and was a member of the board of directors of Plato Learning, Inc. beginning in 2009 until its acquisition in 2010.  Mr. Brodsky is currently a member of the board of directors of Churchill Downs, Inc. and Selectica, Inc.  Mr. Drapkin is currently a member of the board of directors of Hot Topic, Inc. and Glu Mobile, Inc. and was a member of the board of directors of Plato Learning, Inc., beginning in 2009 until its acquisition in 2010, and Alloy Inc., from April 2010 until its acquisition in November 2010.

5.
During the last ten years, none of the Nominees were involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company.

6.
There is no transaction, or series of similar transactions, since June 2, 2010, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest.

7.
Based on a review of all Forms 3 and 4 filed by Mr. Becker, Mr. Brodsky and Mr. Drapkin with the SEC since June 2, 2010, none of the Nominees has filed any Form 3 or 4 after the date on which it was due to be filed or engaged in any transaction in the Company’s securities for which he failed to file a required form.  Each of the Nominees represents that he has not been required to file a Form 5.  Except as disclosed in Exhibit D, none of the Nominees own securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years.  To the knowledge of the Nominees, no change of control of the Company has occurred since June 2, 2010.

8.
Mr. Becker qualifies as an audit committee financial expert based on extensive experience in the finance industry, as detailed in Exhibit B.  Mr. Brodsky qualifies as an audit committee financial expert based on his extensive experience, as detailed in Exhibit B, including his experience as a Chief Financial Officer.  Mr. Drapkin qualifies as an audit committee financial expert based on the experience described in Exhibit B, including experience serving on the audit committee of Plato Learning, Inc.

9.
None of the Nominees are officers or employees of the Company or has a relationship which, in the opinion of the Record Holders, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of them is an “independent director” as the term is defined under Section 303A of the NYSE Corporate Governance Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.  In addition, each of the Nominees is an “independent director” as defined by the Categorical Standards for Director Independence promulgated by the Company.

10.
Other than as discussed in this Notice, no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

11.
There are no material proceedings in which any Nominee or any of their associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which any such Nominee or any such associate has a material interest adverse to the Company or any of its subsidiaries.

Exhibit B

Steven R. Becker

Mr. Becker, age 44, has served as Managing Partner and founder of Becker Drapkin Management (previously known as Greenway Capital), a Dallas-based small cap investment fund, since September 2004.  Prior to founding Becker Drapkin, Mr. Becker was a partner at the Special Situations Funds, a New York City-based asset manager.  Mr. Becker joined Special Situations in April 1997 and ran the Special Situations Private Equity Fund from its inception until leaving to establish Becker Drapkin Management. Prior to joining Special Situations, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities.  He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves on the board of directors of Hot Topic, Inc., a publicly traded retailer, and Strategic Diagnostics, Inc., a publicly traded life sciences company, and previously served on the board of directors of Plato Learning, Inc., a publicly traded educational software company, until it was acquired in May 2010. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida.  Based on his extensive experience in the financial industry and his service as a director for a variety of publicly-traded companies, we believe Mr. Becker is well-qualified to serve as a director of the Company.

Michael Brodsky

Mr. Brodsky, age 43, is the Co-Chief Executive Officer of Federated Sports + Gaming, Inc., a private company that develops sports and gaming brands through the integration of traditional and digital media.  Mr. Brodsky is currently serving on the boards of directors of Selectica, Inc., a public company that provides contract management and configuration software (elected October 2010) and Churchill Downs, Inc., a public company that owns and operates wagering properties and business (elected June 2010).  Mr. Brodsky was formerly Executive Chairman of Youbet.com, Inc., a public company that conducted advanced deposit wagering on horseracing via the Internet and telephone.  In June 2010, Youbet.com, Inc. completed its sale to Churchill Downs, Inc.  Prior to serving as Youbet.com’s Executive Chairman, Mr. Brodsky served as Youbet.com’s President and Chief Executive Officer from April 2008 to June 2009.  Mr. Brodsky served as a director for Youbet.com from 2007 until its sale in 2010.  Mr. Brodsky also managed New World Opportunity Partners, a public investment arm of the Chicago-based Pritzker family, where he was the managing partner beginning in 2005.  Mr. Brodsky also served as Chief Financial Officer of The Away Network from 1999 until 2005.  In 2005, when The Away Network was acquired by Orbitz.com and Cendant Corporation, Mr. Brodsky served as VP, Finance in Cendant’s Travel Distribution Services Division.  Mr. Brodsky earned a B.A. degree in Anthropology from Syracuse University, a J.D. from Northwestern University School of Law and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management.  Based on his extensive management and finance experience, as well as his service as a director for a variety of publicly-traded companies, we believe Mr. Brodsky is well-qualified to serve as a director of the Company.

Matthew A. Drapkin

Mr. Drapkin, age 38, has been a partner at Becker Drapkin Management since December 2009.  Previously, he served as head of research, special situations and private equity at ENSO Capital, a New York-based hedge fund, from March 2008 to October 2009.  From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating and executing investment opportunities.  Prior to MacAndrews, Mr. Drapkin was the general manager of several Condé Nast Internet sites and an investment banker at Goldman Sachs.  Mr. Drapkin currently serves on the board of directors of Hot Topic, Inc., a publicly traded retailer, and Glu Mobile Inc., a publicly traded publisher of mobile games, and previously served on the board of directors of Plato Learning, Inc., a publicly traded educational software company, until its acquisition in May 2010 and Alloy, Inc., a publicly traded media and marketing company, from April 2010 until its acquisition in November 2010.  Mr. Drapkin also serves on the Columbia Law School Board of Visitors. He has a B.A. in American History from Princeton University, an M.B.A., Finance from Columbia University School of Business and a J.D. from Columbia University School of Law.  Based on his extensive finance and investment experience, as well as his service as a director for a variety of publicly-traded companies, we believe Mr. Drapkin is well-qualified to serve as a director of the Company.

Exhibit C

Record Holder of Shares	Date of Purchase or Sale	Amount Purchased (Sold)	Type of Security
Becker Drapkin QP	5/9/2011	1,7431	call options
	5/9/2011	8,102	Common Stock
	5/10/2011	10,976	Common Stock
	5/11/2011	30,489	Common Stock
	5/12/2011	49,653	Common Stock
	5/13/2011	32,928	Common Stock
	5/16/2011	17,422	Common Stock
	5/17/2011	14,199	Common Stock
	5/18/2011	9,583	Common Stock
	5/19/2011	1,133	Common Stock
Becker Drapkin, L.P.	5/9/2011	2572	call options
	5/9/2011	1,198	Common Stock
	5/10/2011	1,624	Common Stock
	5/11/2011	4,511	Common Stock
	5/12/2011	7,347	Common Stock
	5/13/2011	4,872	Common Stock
	5/16/2011	2,578	Common Stock
	5/17/2011	2,101	Common Stock
	5/18/2011	1,417	Common Stock
	5/19/2011	167	Common Stock
	5/26/2011	4,500	Common Stock
BD Partners III	5/27/2011	14,000	Common Stock
	5/27/2011	11,100	Common Stock
	5/31/2011	4,000	Common Stock
	5/31/2011	6,500	Common Stock
BD Management (Managed Account)	5/9/2011	9,300	Common Stock
	5/10/2011	12,600	Common Stock
	5/11/2011	35,000	Common Stock
	5/12/2011	57,000	Common Stock
	5/13/2011	37,800	Common Stock
	5/16/2011	20,000	Common Stock
	5/17/2011	16,300	Common Stock
	5/18/2011	11,000	Common Stock
	5/19/2011	1,400	Common Stock
	5/20/2011	50,000	Common Stock
	5/23/2011	7,400	Common Stock
	5/24/2011	6,300	Common Stock
	5/25/2011	5,800	Common Stock
	5/26/2011	28,900	Common Stock
	5/27/2011	16,000	Common Stock
	5/31/2011	22,900	Common Stock
Double Black Diamond	7/22/2009	116,310	Common Stock
	7/23/2009	(116,310)	Common Stock
	3/22/2011	28,161	Common Stock
	4/7/2011	(28,161)	Common Stock
	4/7/2011	(57,267)	Common Stock
	4/14/2011	23,153	Common Stock
	4/15/2011	1,984	Common Stock
	4/18/2011	3,875	Common Stock
	4/19/2011	3,213	Common Stock
	4/21/2011	25,042	Common Stock
	4/27/2011	38,651	Common Stock
	4/28/2011	14,931	Common Stock
	5/10/2011	(1,985)	Common Stock
	5/11/2011	(2,741)	Common Stock
	5/12/2011	(5,953)	Common Stock
	5/13/2011	10,022	Common Stock
	5/13/2011	23,093	Common Stock
	5/13/2011	16,025	Common Stock
	5/13/2011	60,764	Common Stock
	5/16/2011	66,150	Common Stock
	5/16/2011	113,306	Common Stock
	5/17/2011	11	Common Stock
	5/17/2011	29,001	Common Stock
	5/17/2011	40	Common Stock
	5/17/2011	5,387	Common Stock
	5/17/2011	100,933	Common Stock
	5/17/2011	92,137	Common Stock
	5/17/2011	48	Common Stock
	5/18/2011	23,625	Common Stock
	5/18/2011	37,989	Common Stock
	5/18/2011	61,992	Common Stock
	5/18/2011	12	Common Stock
	5/18/2011	29,378	Common Stock
	5/19/2011	79,852	Common Stock
	5/19/2011	8,128	Common Stock
	5/19/2011	1,437	Common Stock
	5/19/2011	30,524	Common Stock
	5/19/2011	32	Common Stock
	5/19/2011	30,094	Common Stock
	5/20/2011	92,042	Common Stock
	5/20/2011	57	Common Stock
	5/20/2011	139,189	Common Stock
	5/20/2011	14,412	Common Stock
	5/23/2011	3,402	Common Stock
	5/23/2011	62,937	Common Stock
	5/23/2011	82	Common Stock
	5/23/2011	44,900	Common Stock
	5/24/2011	210,735	Common Stock
	5/24/2011	94,501	Common Stock
	5/24/2011	64,921	Common Stock
	5/25/2011	16,570	Common Stock
	5/25/2011	91	Common Stock
	5/25/2011	40,134	Common Stock
	5/26/2011	24,287	Common Stock
	5/27/2011	39,273	Common Stock
	5/27/2011	94	Common Stock
	5/27/2011	94	Common Stock
	5/27/2011	37,084	Common Stock
	5/31/2011	118,125	Common Stock
	5/31/2011	88,263	Common Stock
Black Diamond	7/22/2009	7,100	Common Stock
	7/23/2009	(7,100)	Common Stock
	3/22/2011	1,639	Common Stock
	4/7/2011	(1,639)	Common Stock
	4/7/2011	(3,333)	Common Stock
	4/14/2011	1,347	Common Stock
	4/15/2011	116	Common Stock
	4/18/2011	225	Common Stock
	4/19/2011	187	Common Stock
	4/21/2011	1,458	Common Stock
	4/27/2011	2,249	Common Stock
	4/28/2011	869	Common Stock
	5/10/2011	(115)	Common Stock
	5/11/2011	(159)	Common Stock
	5/12/2011	(347)	Common Stock
	5/13/2011	584	Common Stock
	5/13/2011	1,343	Common Stock
	5/13/2011	933	Common Stock
	5/13/2011	3,536	Common Stock
	5/16/2011	3,850	Common Stock
	5/16/2011	6,594	Common Stock
	5/17/2011	1	Common Stock
	5/17/2011	1,687	Common Stock
	5/17/2011	3	Common Stock
	5/17/2011	313	Common Stock
	5/17/2011	5,874	Common Stock
	5/17/2011	5,363	Common Stock
	5/17/2011	2	Common Stock
	5/18/2011	1,375	Common Stock
	5/18/2011	2,211	Common Stock
	5/18/2011	3,608	Common Stock
	5/18/2011	1,710	Common Stock
	5/19/2011	4,648	Common Stock
	5/19/2011	472	Common Stock
	5/19/2011	84	Common Stock
	5/19/2011	1,776	Common Stock
	5/19/2011	2	Common Stock
	5/19/2011	1,751	Common Stock
	5/20/2011	5,358	Common Stock
	5/20/2011	3	Common Stock
	5/20/2011	8,101	Common Stock
	5/20/2011	838	Common Stock
	5/23/2011	198	Common Stock
	5/23/2011	3,663	Common Stock
	5/23/2011	5	Common Stock
	5/23/2011	2,613	Common Stock
	5/24/2011	12,265	Common Stock
	5/24/2011	5,499	Common Stock
	5/24/2011	3,779	Common Stock
	5/25/2011	964	Common Stock
	5/25/2011	6	Common Stock
	5/25/2011	2,335	Common Stock
	5/26/2011	1,413	Common Stock
	5/27/2011	2,285	Common Stock
	5/27/2011	6	Common Stock
	5/27/2011	5	Common Stock
	5/27/2011	2,159	Common Stock
	5/31/2011	6,875	Common Stock
	5/31/2011	5,137	Common Stock
Carlson Capital3	7/22/2009	3,320	Common Stock
	7/22/2009	10,255	Common Stock
	7/22/2009	3,015	Common Stock
	7/23/2009	(3,320)	Common Stock
	7/23/2009	(10,255)	Common Stock
	7/23/2009	(3,015)	Common Stock

1 Call options to purchase 174,300 shares of Common Stock.

2 Call options to purchase 25,700 shares of Common Stock.

3 Represents shares purchased or sold by funds managed by Carlson Capital.

Exhibit D

(1) Title of Class	(2) Name of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class4
Common Stock	Steven R. Becker5	2,645,900 shares	4.064%
Call options		2,000 call options to purchase 200,000 shares of Common Stock	0.307%
Common Stock	Michael Brodsky	0 shares	0%
Common Stock	Matthew A. Drapkin6	2,645,900 shares	4.064%
Call options		2,000 call options to purchase 200,000 shares of Common Stock	0.307%

4 The percentages of ownership used herein are calculated based upon 65,097,871 shares of Common Stock outstanding as of April 7, 2011 as reported in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 11, 2011.

5 Represents 578,100 shares and 2,000 call options beneficially owned by the Becker Drapkin Funds and BD Management, which are managed by Mr. Becker and 2,067,800 shares, which Mr. Becker may be deemed to beneficially own pursuant to the Group Agreement; however, Mr. Becker disclaims beneficial ownership of all such shares.

6 Represents 578,100 shares and 2,000 call options beneficially owned by the Becker Drapkin Funds and BD Management, which are managed by Mr. Drapkin and 2,067,800 shares, which Mr. Drapkin may be deemed to beneficially own pursuant to the Group Agreement; however, Mr. Drapkin disclaims beneficial ownership of all such shares.